UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 12b-25

Commission File Number 0-26600

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NOTIFICATION OF LATE FILING

(Check One):

|X| Form 10-K |_| Form 11-K |_| Form 20-F |_| Form 10-Q |_| Form N-SAR |_|

Form 10KSB

               For Period Ended: December 31, 2004

               [ ] Transition Report on Form 10-K

               [ ] Transition Report on Form 20-F

               [ ] Transition Report on Form 11-K

               [ ] Transition Report on Form 10-Q

               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I

REGISTRANT INFORMATION

NAPTAU GOLD CORPORATION

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Full Name of Registrant

N/A

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Former Name if Applicable

103 E. Holly St. Suite 303

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Address of Principal Executive Office (Street and Number)

Bellingham, WA 98226

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City, State and Zip Code

PART II

RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the

following should be completed. (Check appropriate box.)  |_| Yes  |_| No

|X| | (a) The reasons described in reasonable detail in Part III of this form

    |     could not be eliminated without unreasonable effort or expense;

    |

|X| | (b) The subject annual report, semi-annual report, transition report on

    |     Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on

    |     or before the 15th calendar day following the prescribed due date;

or

    |     the subject quarterly report or transition report on Form 10-Q, or

    |     portion thereof will be filed on or before the fifth calendar day

    |     following the prescribed due date; and

    |

|_| | (c) The accountant's statement or other exhibit required by Rule 12b-25(c)

    |     has been attached if applicable.

PART III

NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q,

N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant's auditor has not completed their review of the Registrant's Financial Statements.

PART IV

OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

Edward D. Renyk                                      604          277-5252

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       (Name)                                    (Area Code) (Telephone

Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the

     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

     of 1940 during the preceding 12 months or for such shorter period thatthe registrant was required to file such report(s) been filed? If answer is no,

     identify report(s). |X| Yes |_| No

(3)  Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion

     thereof? |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

NAPTAU GOLD CORPORATION

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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf

by the undersigned hereunto duly authorized.

Date  March 31, 2001                    By  /s/ Edward D. Renyk

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                                        Name:  Edward D. Renyk

                                        Title: President and Principal

                                               Accounting Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)